Exhibit (p)(1)
                     WRIGHT INVESTORS' SERVICE, INC.


          CODE OF ETHICS and POLICY STATEMENT ON INSIDER TRADING

                              TABLE OF CONTENTS
                             -------------------
                  TOPIC                                                PAGE
                  -----                                                -----
Section A.        Statement of General Principles.......................1

Section B.        Definitions...........................................1

Section C.        Compliance Procedures for All Employees...............2

Section D.        Additional Compliance Procedures for Access Persons...4

Section E.        Monitoring, Reporting and Disclosure..................5

Section F.        Guidelines for Approval of Securities Transactions....6


Appendix I.       Policy Statement on Insider Trading

A.  STATEMENT OF GENERAL PRINCIPLES

         The management of Wright Investors' Service, Inc. ("Wright") is committed to the principles of integrity, honesty and trust in all of its business transactions, and expects all of its employees to live up to these ideals. All employees shall have the duty at all times to place the interests of the shareholders of mutual funds (the "Funds") managed by Wright and Wright's other clients first, and may not in any respect take advantage of client transactions. It is essential that we avoid not only actual conflicts, but also any appearance of conflicts of interest and any abuse of an individual's position of trust and responsibility. No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his/her sense of fiduciary obligation to the Funds and Wright's direct advisory clients.

       This Code of Ethics ("Code") supersedes Wright's prior code and Statement of Policy. The management of Wright believes this Code meets current requirements of the Securities and Exchange Commission ("SEC") and is appropriate and desirable for the Company. All requests and reports provided to anyone pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

B.  DEFINITIONS

ACCESS PERSONS

         Using the Investment Company Act definition, an Access Person includes:

         (i)  any officer or director of Wright;
         (ii) any employee of Wright who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
         (iii) any natural person in a control relationship to Wright who obtains information concerning recommendations regarding the purchase or sale of a security for a Wright-managed mutual fund.

         The current positions at Wright deemed to be "Access Persons" are: directors, officers, trading department personnel, analysts and others involved in making recommendations to portfolio managers, and any employee who has direct contact with Wright's clients and/or receives advance notice from Wright's Investment Committee of contemplated portfolio transactions. All other employees are deemed to be Non-Access Persons. The CCO and Legal Department are responsible for notifying employees of their status.

BENEFICIAL OWNERSHIP

         Under current SEC interpretations, Beneficial Ownership includes securities accounts of a spouse, minor children and relatives resident in the employee's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefits substantially equivalent to those of ownership.

       When an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable a account), the rules set forth in this Code of Ethics will not be considered to be directly applicable, but in all transactions involving any such account the employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the interests of our clients.

SECURITIES

         In general, this Code employs the term "securities" to mean shares of any publicly-traded company, including puts, calls, options and warrants for such securities, and closed-end and open-end mutual funds, including Wright-managed mutual funds. The term securities does not include direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper and other high quality short-term debt instruments.

SHORT-TERM DEBT INSTRUMENTS

         The SEC has defined high quality short-term debt instrument as "any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality."

C.   COMPLIANCE PROCEDURES FOR ALL EMPLOYEES INCLUDING ACCESS PERSONS

         1. General Responsibilities. All directors, officers and employees of Wright must (i) conduct themselves with integrity and dignity; (ii) act in a thoroughly ethical manner in dealings with clients, the public and fellow employees; (iii) comply with all applicable securities laws; and (iv) report any violations of this Code to the Chief Compliance Officer ("CCO"). The CCO shall hold the name of the reporting person in strict confidence and shall investigate any purported violation.

         2. Disclosure of Personal Holdings. The Legal Department shall review and explain the Code of Ethics to new employees within five business after the date of employment. As a condition to employment, each newly-hired person must, within 10 days of beginning employment at Wright, (i) make full disclosure of any brokerage account and all publicly-traded securities beneficially owned by the employee or members of the employee's immediate family; (ii) agree to comply with the Company's written policies restricting personal trading and prohibiting insider trading; and (iii) provide a written acknowledgment of receipt of such policies. The disclosure must be made on a form provided by the Legal Department and must be current as of a date no more than 45 days prior to the employee's first day at Wright. It is not necessary to report transactions effected pursuant to an automatic reinvestment plan.

         3. Preclearance. No employee of Wright may buy or sell shares of any security without the prior approval of the Chief Executive Officer (CEO) or the Chief Compliance Officer (CCO) of Wright. Any such approval will only be given in accordance with the provisions of Paragraph D, "Guidelines for Approval of Securities Transactions." The approval will remain valid for three trading days. Employees who receive approvals for trades must have the broker send a copy of the confirmation to the Legal Department. In seeking preclearance for a transaction, a Product Manager must also indicate whether the security to be purchased or sold for his/her personal account is also held in any of the products managed for Wright by such Product Manager.

         Please note that with regard to mutual funds, all employees must have preclearance prior to the purchase or sale of any mutual fund. Preclearance need not be sought for the purchase or sale of shares of any mutual funds by an employee's spouse, but such transactions must be included in the quarterly and annual disclosure reports required of Access Persons. Non-access Persons must provide a copy of the confirmation of the spouse's mutual fund transaction by the end of the quarter.

         The employee is responsible for ensuring that the Legal Department receives a copy of the confirmation for the transaction and the broker's statement for the applicable quarter.

         4. Broker/Dealer Reports. All employees shall cause each broker/dealer at which they have an account to send a copy of all quarterly and annual account statements to the Legal Department.

         5. Annual Certification of Compliance. Within thirty days after the end of each calendar year, all employees shall certify annually that they (i) have read and understand this Code, including amendments, if any; (ii) recognize that they are subject thereto; and (iii) have complied with its requirements, including any necessary preclearance.

         6. Gifts. No employee shall accept gifts of a value in excess of $100 from any person or entity that does business with or on behalf of a Wright Fund or a direct advisory account without prior approval of the CEO of Wright.

         7. Service As a Director. No employee shall serve on the board of directors of a publicly traded company, absent prior authorization based upon a determination by the CEO of Wright that the board service would be consistent with the interests of the Fund and its shareholders who may have an investment in such public company. In the relatively small number of instances in which board service may be authorized, Access Persons serving as directors of any such company should be isolated from those making investment decisions through written procedures applicable to the person's position in Wright.

         8. By-Law Provision. The by-laws of the Wright Funds generally provide that a Wright Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both. In view of the foregoing, and to avoid any possibility of an inadvertent violation of this by-law provision, no approval will be given that would result in an employee's holdings exceeding 1/2 of 1% of the shares or securities of any publicly-owned issuer. Any request for prior approval of a trade in this type of security must state whether this provision applies.

         9. Sanctions. Careful adherence to this Code of Ethics is one of the basic conditions of employment of every employee. Any employee violating any provision of this Code of Ethics, including the Compliance Procedures, may be subject to sanction, including but not limited to suspension or termination of employment, censure or disgorgement of profits, at the determination of the CEO of Wright.

D.   ADDITIONAL COMPLIANCE PROCEDURES FOR ACCESS PERSONS

         1. Quarterly Report of Transactions. Each Access Person must file every quarter with the Legal Department a report of all transactions in securities. Transactions encompass sales, purchases and other acquisitions or dispositions, including gifts and exercise of conversion rights or subscription rights. In lieu of completing the form by hand, the Access Person may attach to the signed and dated form a brokerage report showing all transactions for the relevant quarter. In addition, if the Access Person established a securities account during the quarter, the report must disclose the name of the broker, dealer or bank with whom the account is established and the date the account was established. The report must be filed with the Legal Department even if there were no reportable transactions during the prior calendar quarter, in which case the employee should circle on the form the item stating there were no such transactions. The report is due within thirty days after the end of each calendar quarter. Failure to submit the report in a timely manner is a violation of SEC regulations and this Code, and may be a cause for sanctions.

         2. Annual Disclosure. As part of the annual certification of compliance (see Paragraph C-5, above), all Access Persons shall submit to the Legal Department a list of all securities in which the Access Person has any ownership interest, including any beneficial ownership. Such report must be submitted within thirty days of the end of the calendar year.

         3. Additional Responsibility of Product Managers. Each Product Manager who makes a recommendation as to whether a security shall be purchased, sold or held in the account of a Fund or a Wright client shall fully apprise the CEO or CCO of Wright of any direct or indirect beneficial ownership the Product Manager has in such security and whether there has been in his/her brokerage account any transaction in such security within the last seven days.

E.   MONITORING, REPORTING AND DISCLOSURE

         1. Monitoring of Compliance. Within forty-five days after the end of each quarter, the Legal Department shall review the Quarterly and Annual Reports for reconciliation with the Initial Disclosure, Annual Disclosure, and the Preclearance Approvals given in the same quarter or year, as applicable. The Legal Department will investigate all apparent violations of this Code and will prepare a report for the Chief Compliance Officer of Wright.

         2. Review by the Board of Trustees. No less than once each year, Wright shall prepare and submit a written report to the Trustees of the Funds that

         (i) describes any issues arising under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;
         (ii) describes any waivers that might be important to the Board of Trustees that were granted during the period; and
         (iii) certifies  that  Wright  has  adopted   procedures   reasonably
         necessary to prevent violations of this Code.

         If there have been any material changes to the Code of Ethics, Wright shall submit such changes to the Trustees at the next meeting of the Board.

       The Trustees  shall review any  violations  of the Code  specified in the annual report and any recommended changes in existing restrictions and procedures. The Trustees shall then take such action, if any, as they may deem appropriate.

         3. Additional Disclosure. The Code of Ethics of Wright shall be filed with the SEC as an exhibit to the registration statement of each Wright-managed mutual fund. There will be disclosure in Wright's Form ADV Part II and in the Funds' prospectuses or their statements of additional information that(i) Wright has a code of ethics; (ii) that, subject to certain restrictions, personnel of Wright are permitted to invest in securities for their own accounts;
and (iii) that the Code is on public file, and available upon request from Wright or the SEC.

           F.  GUIDELINES FOR APPROVAL OF SECURITIES TRANSACTIONS

         1. Initial Public Offerings. Generally no approval will be given for any employee to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such employee owns. The reason for this rule is that it precludes the appearance that an employee has used our clients' market stature as a means of obtaining for himself or herself "hot" issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a direct advisory account or a Fund account was diverted to the personal benefit of an employee.

         2. Limited Offerings. Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with Wright.

         3. Blackout Periods. No employee shall be authorized to exercise a securities transaction within seven calendar days before or after a direct advisory account or a Fund in the Wright complex has a pending "buy" or "sell" order in that same security.

         4. Short Sales and Options. Usually no approval will be given for short sales. Also prohibited are buying, selling or exercising put or call options or combinations thereof of securities held by a Fund or other advisory client or being considered for purchase for them. It should be noted, for example, that an exercise of an option or the covering of a short sale could conflict with current trading for clients. However, where any such option is held by a member of an employee's family, approval may be given provided there is no conflict with the interests of the Funds or other Wright clients.

         5. Short-Term Trading Profits. Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days, is prohibited and approval will generally not be given. The management of Wright believes that short-term trading by employees may increase the risk of conflicts of interest, affect an individual's investment judgment, and in some instances divert an individual's attention from the best interests of the Funds and other Wright clients. Where one or both sides of a short-term trade have not been pre-cleared, there is presumably already a violation and the whole matter should be handled under the Sanctions section of this Code, with disgorgement of profits being only one alternative available to the CEO of Wright.

         6. Margin Accounts. Margin Accounts are absolutely prohibited and no approval will be given.

         7. By-Law Violation. No approval will be given which would result in an employee's holdings exceeding1/2of 1% of the securities of any publicly-owned issuer.

         8. General Standards. In authorizing any transaction, the CEO or CCO may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for such employee within the past six months, whether the employee has made unreasonable use of the Company's resources during business hours in arriving at a personal investment decision, and any other factors that are, in the opinion of the CEO or CCO, pertinent to the matter. In the rare case where approval is given for a transaction involving an initial public offering or a limited offering, additional written disclosure will be required and will be maintained in the Legal Department.

                       POLICY STATEMENT ON INSIDER TRADING

         Wright Investors' Service unequivocally prohibits and forbids any director, officer or employee from trading either personally or on behalf of others on material nonpublic information or communicating material nonpublic information to others in violation of law.

                       PROCEDURES AGAINST INSIDER TRADING

         Wright believes its policies and procedures concerning personal securities transactions are reasonably designed to prevent misuse, in violation of the Investment Advisers Act of 1940 or the Securities Exchange Act of 1934, of material nonpublic (inside) information.

                      MONITORING PERSONAL EMPLOYEE TRADING

Restrictions on Personal Employee Trading

         While in the employ of Wright Investors' Service, no employee may buy or sell any security of any publicly-owned company without the express approval of the Chief Executive Officer or the Chief Compliance Officer.

         Wright's policy and procedures on personal employee trading is fully explained in Wright's Code of Ethics, a copy of which is attached to this Policy. Each new employee will receive a copy of both this Policy and the Code.

Initial Disclosure of Securities Owned

         As a condition of employment, each new employee must complete and sign a form disclosing all publicly traded securities owned by the new employee, his/her spouse and dependents. The completed forms will be maintained in the Legal Department. The term "beneficially owned" is defined in the Code of Ethics accompanying this Policy Statement.

Employee Securities Ownership and Transactions File

         In accordance with the Company's Code of Ethics, the Legal Department will maintain a file with all relevant information concerning employees' ownership of and transactions in publicly traded securities, including quarterly and annual reports from certain Access Persons (as defined in applicable SEC regulations).

                              EDUCATIONAL PROGRAMS

         Wright Investors' Service will maintain on-going efforts to educate its employees about insider trading and to familiarize its employees with the Company's written policies and procedures against insider trading.

Acknowledgment of Policies and Procedures Against Insider Trading

         Each employee will receive a copy of this Statement of Policy and the Company's Code of Ethics and will sign a written acknowledgment that he/she has received such copies, has read and understood them, and will comply in all respects with the provisions of both.

Availability of this Policy Statement

         Additional copies of this Policy will be available for review by employees at all times, both on the Company e-mail site and in the Legal Department. A section devoted to personal securities transactions and insider trading will be maintained in the Company's Compliance Manual. Questions concerning this Policy or the Code of Ethics may be directed to the Chief Executive Officer, the Chief Compliance Officer or the Senior Vice President for Legal Affairs.

                    RESTRICTING ACCESS TO INSIDE INFORMATION

         Information in the possession of any director, officer or employee of Wright Investors' Service that he/she identifies as material and nonpublic may not be communicated to anyone, including persons within the Company, except according to the appropriate procedures described herein. In addition, care should be taken that such inside information is secure from further disclosure.

Restricted Access Procedures

         If an employee believes he/she is in possession of inside information obtained through the business activities of the Company, he/she must:

                  -report the matter to the Chief Executive Officer or to the
                   Chief Compliance Officer of the Company immediately;
                  -not communicate this information to anyone inside or outside the  Company, except as provided  herein; and
                  -use care in securing such material  nonpublic  information from access by other persons.

         If an employee believes he/she is in possession of inside information obtained outside the business activities of the Company, he/she must:

                  -follow the procedures outlined above; or -abstain from communicating such information to anyone and from trading based on such information until such time that the information has been effectively communicated to the marketplace.

Identifying Inside Information

         It is crucial for employees of the Company to be able to identify inside information so that they can avoid accidental misuse of inside information and so that they may comply with the reporting procedures. In order for employees to identify material nonpublic information, they should ask themselves the following questions:

         -Who was the source of the information and for what purpose was the information communicated? Was the information from an insider? If not, did that person misappropriate the information? Is the person communicating the information for any kind of personal benefit?

         -Is the information material? Would an investor consider this information important in making his/her investment decisions? Would this information substantially affect the market price of the securities if generally disclosed?

         -Is the information nonpublic? To whom has the information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, Dow Jones, The Wall Street Journal or other publications of general circulation?

                             DUTY OF CONFIDENTIALITY

         Directors, officers and employees of Wright Investors' Service are required to maintain in strict confidence any inside information obtained from within the Company or through the business activities of the Company, except as required in the performance of regular duties for the Company.

         Internal information relating to Wright Investors' Service, its parent company or affiliates is strictly confidential and belongs to the Company. Internal information also includes all personally identifiable information about our clients. Appropriate care must be taken by all employees of the Company to safeguard the confidentiality of internal information in their possession. For example, sensitive documents should not be left lying on desks visitors should not be left unattended in offices containing internal
Company documents and confidential discussions should take place behind closed doors. Company personnel should not discuss internal information obtained from within the Company with anyone outside the Company (including family members or close friends), except as required in the performance of regular duties for the Company.

                  The Company also has a Privacy Policy, which is detailed in the Compliance Manual and is available separately from the Legal Department. All employees are required to familiarize themselves with its provisions. Failure of an employee to adhere to any of the provisions can be a cause for disciplinary action.

                        ADDITIONAL SUPERVISORY PROCEDURES

Investigative Authority and Additional Procedures

         The Chief Executive Officer or the Chief Compliance Officer shall investigate and resolve issues of whether information received by an employee of Wright Investors' Service is inside information. The CEO and CCO may implement appropriate additional measures to prevent and detect any possible misuse of such inside information in the Company's possession.

Sanctions for Breaching the Policies Against Insider Trading

         Any violation of the law or the policies and procedures against insider trading can be expected to result in serious sanctions by Wright Investors' Service, including possible dismissal of the person or persons involved.

         Wright's insurance policies do not provide coverage for insider trading violations. The civil and criminal penalties for insider trading and the stigma attached to insider trading are so severe that any misconduct by an employee involving insider trading could lead to enormous losses for the Company.